Exhibit 3.1.2

CERTIFICATE OF INCORPORATION

OF

New APS, Inc.

*    *    *    *    *

1. The name of the corporation is

New APS, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

M. C. Kinnamon	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

B. L. Carter	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

A. S. Wright	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 14th day of January, 1992.

/s/ M. C. Kinnamon
M. C. Kinnamon

/s/ B. L. Carter
B. L. Carter

/s/ A. S. Wright
A. S. Wright

CERTIFICATE OF MERGER

OF

AVIATION PRODUCT SUPPORT, INC.

INTO

NEW APS, INC.

UNDER SECTION 252 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

Pursuant to Section 252(c) of the General Corporation Law of the State of Delaware, New APS, Inc., a Delaware corporation (the “Company”), hereby certifies the following information relating to the merger of Aviation Product Support, Inc., an Ohio corporation (“APS”), with and into the Company (the “Merger”):

1. The names and states of incorporation of the Company and APS, which are the constituent corporations in the Merger (the “Constituent Corporations”), are:

Name	State

New APS, Inc.	Delaware

Aviation Product Support, Inc.	Ohio

2. The Agreement and Plan of Merger, dated February 24, 1992 (the “Agreement”), among Teleflex Incorporated, a Delaware corporation, the Company, APS, Walter S. Klevay, Sr., Walter S. Klevay, Jr. and Kleco Corporation, an Ohio corporation, setting forth the terms and conditions of the Merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with section 252 of the General Corporation Law of the State of Delaware.

3. The corporation surviving the Merger is the Company (the “Surviving Corporation”).

4. Section 1 of the Certificate of Incorporation of the Company is amended, as a result of the Merger, so as to read in its entirety as follows: “1. The name of the corporation is Aviation Product Support, Inc.” As so amended the Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation.

5. An executed Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 7600 Tyler Boulevard, Mentor, Ohio 44060.

6. A copy of the executed Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

7. The authorized capital stock of APS consists of 21,000 common shares without par value.

8. The Agreement provides that the Merger shall be effective at the time of the later filing of this certificate of Merger and the Certificate of Merger to be filed with the office of the Secretary of State of the State of Ohio.

IN WITNESS WHEREOF, this Certificate of Merger has been executed on this 28th day of February, 1992.

NEW APS, INC.

By:	/s/ Harold L. Zuber
Name: Harold L. Zuber
Title: Vice President and Treasurer

Attest:

/s/ Steven K. Chance
Name:	Steven K. Chance
Title:	Secretary

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is AVIATION PRODUCT SUPPORT, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 32 Loockerman Square, Suite L-100, City of Dover 19901, County of Kent.

3. The registered agent of the corporation within the State of Delaware is hereby changed to The Prentice-Hall Corporation System, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on JUNE 10, 1993.

/s/ Roy C. Carriker
ROY C. CARRIKER -President

Attest:

/s/ Herbert K. Zearfoss
HERBERT K. ZEARFOSS, ASST. Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AVIATION PRODUCT SUPPORT, INC.

Aviation Product Support, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That by written consent of the board of directors dated September 7, 1995 a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the sole stockholder of the Company. The resolution setting forth the amendment is as follows:

RESOLVED, that it is hereby proposed that Article 4 of the Certificate of Incorporation of the Company be amended so that the same as amended would read as set forth on Exhibit A attached hereto and made a part hereof.

SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was approved by the sole stockholder of the Company by written consent dated September 7, 1995.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Roy C. Carriker, its President, and by Steven K. Chance, its Secretary, this 7th day of September, 1995.

AVIATION PRODUCT SUPPORT, INC.

By:	/s/ Roy C. Carriker
Roy C. Carriker
President

Attest:

/s/ Steven K. Chance
Steven K. Chance
Secretary

Exhibit A

FOURTH: The capital stock of the corporation shall consist of Common Shares and Preferred Shares.

(a) Common Shares. The corporation is authorized to issue one thousand (1,000) common Shares, each of which shall have a par value of $1.00.

(b) Preferred Shares. The corporation is authorized to issue one hundred fifty (150) Preferred Shares, each of which shall have a par value of $.01.

(i) Regular Dividends. The holders of the Preferred Shares shall be entitled to receive, as and when declared by the Board of Directors and to the extent of the assets of the corporation legally available therefor, regular cash dividends at the rate of $.01 per share per annum. Such regular cash dividends shall be payable in respect of the Preferred Shares on a pro rata basis and shall accrue daily beginning on the date of original issuance of the Preferred Shares through December 31 of each calendar year (a “Fiscal Year”) . Such regular cash dividends shall be payable on each March 31, commencing March 31, 1996, to holders of record as of the preceding December 31.

(ii) Variable Dividends. The holders of the Preferred Shares shall also be entitled to receive, as and when declared by the Board of Directors and to the extent of the assets of the corporation legally available therefor, variable cash dividends in an amount equal to sixty percent (60%) of the Net Income of the corporation (as defined below). Such variable cash dividends shall be payable in respect of the Preferred Shares on a pro rata basis except as otherwise provided herein and shall accrue daily beginning on the date of original issuance of the Preferred shares through December 31 of each Fiscal Year. Such variable cash dividends shall be payable on each March 31, commencing March 31, 1996, to holders of record as of the preceding December 31; provided, however, that with respect to Preferred Shares which as a result of redemption, conversion or other event are outstanding for a portion of any Fiscal Year but not on December 31 thereof, the variable cash dividends otherwise payable in respect of such Preferred Shares shall be reduced to an amount equal to sixty percent (60%) of the Net Income of the corporation for the portion of the Fiscal Year during which the Preferred Shares were outstanding and the portion of the variable cash dividend reduced in accordance with this sentence shall be reallocated on a pro rata basis to the Common Shares.

For purposes of calculating the variable cash dividends,

(A) “Net Income of the corporation” shall mean the after tax net income reflected on the Profit & Loss Statement of the corporation for each Fiscal Year or portion thereof during which the Preferred Shares are outstanding stated in United States dollars and determined for each dividend period in accordance with United States generally accepted accounting principles as consistently applied by the corporation; and

(B) “Profit & Loss Statement of the corporation” shall mean the regularly prepared income statement of the corporation with respect to the applicable Fiscal Year.

(iii) Dividends Cumulative. Dividends on the Preferred shares that are not paid or are not paid in full, or declared and set apart for payment when due, shall be cumulative. Accrued dividends on the Preferred Shares, if not paid when due, shall accrue additional dividends in respect thereof, compounded annually at the rate of 8% per annum from and including the date on which such dividends are payable as set forth above, to but excluding the date on which such dividends are paid.

If at any time full cumulative compounding dividends on all Preferred shares then outstanding shall not have been paid, the amount of the deficiency shall be paid before any sum shall be set aside for or applied by the corporation to the purchase, redemption or other acquisition for value of any Common Shares or any dividend or other distribution shall be paid or declared and set apart for payment on any Common Shares. No dividend or distribution shall be paid upon or declared or set apart for any Preferred Share for any dividend period unless at the same time a like proportionate dividend or distribution for the same dividend period shall be paid upon or declared or set apart for all Preferred Shares entitled to receive dividends or distributions in respect of such dividend period.

When dividends are not paid in full upon the Preferred Shares, all dividends paid upon such Preferred Shares shall be paid pro rata so that in all cases the amount of dividends paid per share on the Preferred Shares shall bear the same ratio that accrued dividends paid bears to total accrued dividends.

(iv) Voting Rights. The Preferred shares shall have no voting rights, subject to the provisions of the Delaware General Corporation Law, except

(A) in respect of any resolution which varies the rights attached to such Preferred Shares; and

(B) in respect of any resolution for the liquidation, dissolution or winding up of the corporation.

In such event, the Preferred Shares will be entitled to one vote in respect of each such Preferred Share held. The corporation shall not take any of the above actions without the prior consent of the holders of a majority of the Preferred Shares.

(v) Preference on Liquidation. In the event of the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after all the creditors of the corporation shall have been paid in full, the holders of the Preferred Shares shall be entitled to receive, out of the assets of the corporation legally available for distribution to its shareholders, whether from capital, surplus or earnings and before any amount shall be paid to the holders of any Common Shares, an amount equal to $.01 cash per share plus an amount equal to full cumulative dividends accrued and unpaid thereon (including dividends accrued from compounding) to the date of final distribution, and no more.

If upon any liquidation, dissolution or winding up of the corporation, the net assets of the corporation shall be insufficient to pay the holders of all outstanding Preferred shares the full amounts to which they respectively shall be entitled, such assets, or the proceeds thereof, shall be distributed ratably in respect of the Preferred Shares. Holders of the Preferred Shares shall not be entitled, upon the liquidation, dissolution or winding up of the corporation, to receive any amounts with respect to such shares other than the amounts referred to in this paragraph.

Except as provided in this subsection (b), the Preferred Shares shall not confer the right to any further or other rights to participate in the profits or assets of the corporation, nor shall they confer a right to participate in any issue of ordinary shares in the capital of the corporation. Except with the prior written consent of all holders of Preferred Shares, no further shares conferring the right to participate directly in the Net Income of the corporation shall be created.

(vi) Conversion. Subject to and upon compliance with the provisions of this clause (vi), the holders of a majority of the outstanding Preferred Shares shall have the right upon notice to the Company as provided below to convert all, but not less than all, of the outstanding Preferred Shares into an equal number of fully-paid and non-assessable Common Shares (calculated to the nearest one-hundredth of a share, the “Conversation Rate”).

In order to exercise the conversion privilege, the holders of a majority of the outstanding Preferred Shares shall give written notice to the corporation at its principal office that such holders elect to convert the Preferred Shares to Common Shares pursuant to this clause (iv). Such notice once given shall not be revocable without the written consent of the corporation. Such conversion shall be deemed to have been effected on the close of business on the 5th day (the “Conversion Date”) following the date on which such notice shall have been received by the corporation. On the conversion Date, without further act, each certificate formerly representing outstanding Preferred Shares shall be deemed to represent a like number of Common Shares and the holders thereof shall be deemed to have become the holders of record of the Common shares represented thereby. As promptly as possible after the Conversion Date, (a) the corporation shall issue and deliver at such office to the holders, or on his written order, a certificate or certificates for the number of full Common Shares issued upon such conversion and (b) provision shall be made in respect of any fraction of a share as provided below.

No fractional Common shares shall be issued upon conversion of Preferred Shares. In lieu of any fractional Common Shares which would otherwise be issuable upon such a conversion, the corporation shall pay in respect of such fractional common Share on March 31 of the next succeeding calendar year an amount in cash equal to the product of (a) the amount to which a full Preferred share would have been entitled to in a liquidation effected as of the Conversion Date multiplied by (b) a fraction the numerator of which is the fraction of Common Share and the denominator of which is the Conversion Rate.

The Conversion Rate and the amount and kind of securities, property or other assets receivable upon conversion of Preferred shares shall be adjusted from time to time if the corporation hereafter:

(A) pays a dividend or makes a distribution on its Common Shares in Common Shares;

(B) subdivides its outstanding Common Shares into a greater number of shares;

(C) combines the outstanding Common Shares into a smaller number of shares;

(D) makes a distribution on the Common Shares in shares of its capital stock other than Common Shares; or

(E) issues by reclassification of the Common Shares any shares of its capital stock;

so that the holder of a Preferred Share immediately prior to such action shall receive upon conversion the number of Common Shares of the corporation that the holder would have received immediately following such action if the holder had converted the

Preferred Share immediately prior to such action. Any such adjustment shall become effective immediately after the record data in the case of a dividend or distribution and immediately after the effective data in the case of a subdivision, combination or reclassification.

CERTIFICATE OF OWNERSHIP AND MERGER

OF

AERO-FINISH, INC.

(a Ohio corporation)

into

AVIATION PRODUCT SUPPORT, INC.

(a Delaware corporation)

It is hereby certified that:

1. AVIATION PRODUCT SUPPORT, INC. (hereinafter sometimes referred to as the “Corporation”) is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of stock of AERO-FINISH, INC., which is a business corporation of the State of Ohio.

3. The laws of the jurisdiction of organization of AERO-FINISH, INC. permit the merger of a business corporation of that jurisdiction with a business corporation of another jurisdiction.

4. The Corporation hereby merges AERO-FINISH, INC. into the Corporation.

5. The following is a copy of the resolutions adopted on December 15, 1997 by the Board of Directors of the Corporation to merge the said AERO-FINNISH, INC. into the Corporation:

RESOLVED that AERO-FINISH, INC. be merged into this Corporation, and that the estate, property, rights, privileges, powers and franchises of AERO-FINISH, INC. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by AERO-FINISH, INC. in its name.

RESOLVED that this Corporation assume all of the obligations of AERO-FINISH, INC.

RESOLVED that this Corporation shall cause to be executed, filed and recorded the documents prescribed by the laws of the State of Delaware, by the laws of the State of Ohio, and by the laws of any other jurisdiction of organization of AERO-FINISH, INC. and of this Corporation and in any other appropriate jurisdiction.

Executed on December 15, 1997

AVIATION PRODUCT SUPPORT, INC.

By:	/s/ Roy C. Carriker
Its President

Attest:

/s/ Steven K. Chance
Its Secretary

CERTIFICATE

The undersigned, being respectively the President and Secretary of AVIATION PRODUCT SUPPORT, INC. do hereby certify that annexed hereto is a signed copy of the Agreement of Merger of AERO-FINISH, INC. into AVIATION PRODUCT SUPPORT, INC., which has been approved or otherwise authorized by or on behalf of said corporation in accordance with the provisions of the Delaware Corporation Law.

Signed on December 15, 1997

/s/ Roy C. Carriker
President of
AVIATION PRODUCT SUPPORT, INC.

/s/ Steven K. Chance
Secretary of
AVIATION PRODUCT SUPPORT, INC.

AGREEMENT OF MERGER

OF

AERO-FINISH, INC.

(an Ohio corporation)

INTO

AVIATION PRODUCT SUPPORT, INC.

(a Delaware corporation)

AGREEMENT OF MERGER made and entered into this      day of             ,          by and between AERO-FINNISH, INC., a corporation of the State of Ohio, and AVIATION PRODUCT SUPPORT, INC., a corporation of the State of Delaware, as approved by resolution adopted by the Board of Directors of each such corporation.

WHEREAS, AERO-FINISH, INC. is a corporation of the State of Ohio and is subject to the provisions of Chapter 1701 of the Revised Code of Ohio; and

WHEREAS, AVIATION PRODUCT SUPPORT, INC., is a corporation of the State of Delaware; and

WHEREAS, AVIATION PRODUCT SUPPORT, INC. owns all of the outstanding shares of AERO-FINISH, INC.; and

WHEREAS, the laws of the State of Delaware permit a merger of a corporation of another jurisdiction with and into a corporation of that jurisdiction; and

WHEREAS, AERO-FINNISH, INC., and AVIATION PRODUCT SUPPORT, INC., and the respective Boards of Directors thereof deem it advisable and to the advantage, welfare, and best interests of said corporations and their respective shareholders to merge AERO-FINISH, INC. AVIATION PRODUCT SUPPORT, INC. pursuant to the provisions of Chapter 1701 of the Revised Code of Ohio and pursuant to the provisions of the laws of the State of Delaware upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly approved and authorized by resolution adopted by the Board of Directors of AERO-FINISH, INC., in accordance with the provisions of chapter 1701 of the Revised code of Ohio, and being thereunto duly approved by a resolution adopted by the Board of Directors of AVIATION PRODUCT SUPPORT, INC., in accordance with the provisions of the laws of the State of Delaware, the Agreement of Merger and the terms and condition thereof, and the mode of carrying the same into effect, together with any provisions required or permitted to be set forth therein, are hereby determined and agreed upon as hereinafter in this Agreement set forth.

1. AERO-FINNISH, INC., which is a corporation existing under the laws of the State of Ohio, and which is hereinafter sometimes referred to as the “terminating corporation”, is hereby merged into AVIATION PRODUCT SUPPORT, INC., which is a corporation existing under the laws of the State of Delaware, which shall be the continuing and resulting corporation, and which is hereinafter sometimes referred to as the “surviving corporation”.

2. The terminating corporation has 500 shares outstanding, all of which are owned by the surviving corporation.

3. No shares of the terminating corporation or surviving corporation shall be converted or substituted. Upon the effective date of the merger herein provided for, all of the issued shares of the terminating corporation shall be surrendered and extinguished, and each of the issued shares of the surviving corporation shall continue to represent an issued share of said surviving corporation.

4. The location of the registered office of the surviving corporation in the State under the laws of which the surviving corporation exists is as follows:

The Prentice-Hall Corporation System, Inc.

1013 Centre Road

Wilmington, DE 10985

5. The surviving corporation hereby consents to be sued and served with process in the State of Ohio and hereby irrevocably appoints the Secretary of State of Ohio as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the surviving corporation any obligations of the terminating corporation.

6. The surviving corporation obtained License No. 813841, issued by the secretary of State of Ohio on February 28, 1992 to transact business in the State of Ohio.

7. The proposed merger may be abandoned by the directors of the surviving corporation at any time prior to the filing of any requisite merger documents in the Department of State of the State of Ohio.

8. The Board of Directors and the proper officers of the constituent corporations are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any provisions of this Agreement or of the merger herein provided for.

Signed on December 15, 1997

AERO-FINISH, INC

By:	/s/ Roy C. Carriker
President

/s/ Steven K. Chance
Secretary

Signed on December 15, 1997

AVIATION PRODUCT SUPPORT, INC.

By:	/s/ Roy C. Carriker
President

/s/ Steven K. Chance
Secretary

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

AVIATION PRODUCT SUPPORT, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is Aviation Product Support, Inc.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article First the following new Article First:

“The name of the corporation is Airfoil Technologies International-Ohio, Inc.”

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on June 16, 2003

/s/ Joan W. Schwartz
Joan W. Schwartz, Assistant Secretary